EXHIBIT 99.1

Winland Announces the Closing of the Sale of

Its Mankato Headquarters Building

Mankato, Minn. / January 7, 2013 - Winland Electronics, Inc. (NYSE Amex: WEX) today announced that it has completed the sale of its 58,000 square foot headquarters and manufacturing building to Nortech Systems, Inc., of Wayzata, MN.  Winland will continue to lease approximately 2,000 square feet of space in the building, maintaining its operations in Mankato.

The company realized net proceeds of $2.65 million from the transaction.

About Winland Electronics

Winland Electronics, Inc. (www.winland.com), is an industry leader of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert, Vehicle Alert and more are designed in-house to monitor critical conditions for industries including health/medical, grocery/food service, commercial/industrial, as well as agriculture and residential. Proudly made in the USA, Winland products are compatible with any hard wire or wireless alarm system and are available through distribution worldwide. Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:	Brian Lawrence	Tony Carideo
	CFO & Senior Vice President	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2880